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                                                                          EXHIBIT 11
                                                                          ----------


                   TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
      PRIMARY AND FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                      (In thousands, except per-share amounts.)


                                                             For Three Months Ended
                                                             ----------------------
                                                               Mar. 31      Mar. 31
                                                                 1996        1995
                                                               --------    --------
Net income...................................................  $163,236    $229,990
  Add:
    Interest, net of tax and profit sharing effect, on
      convertible debentures assumed converted...............       345         407
                                                               --------    --------
Adjusted net income..........................................  $163,581    $230,397
                                                               ========    ========


Earnings per Common and Common Equivalent Share:
Weighted average common shares outstanding...................   189,441     185,676
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     2,225       2,254
    Convertible debentures...................................     2,493       2,984
                                                               --------    --------
Weighted average common and common equivalent shares.........   194,159     190,914
                                                               ========    ========


Earnings per Common and Common Equivalent Share..............  $   0.84    $   1.21


Earnings per Common Share Assuming Full Dilution:
Weighted average common shares outstanding...................   189,441     185,676
  Weighted average common equivalent shares:
    Stock option and compensation plans......................     2,377       2,800
    Convertible debentures...................................     2,493       2,984
                                                               --------    --------
Weighted average common and common equivalent shares.........   194,311     191,460
                                                               ========    ========

Earnings per Common Share Assuming Full Dilution.............  $   0.84    $   1.20
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